Calgary, April 26, 2019	Exhibit 99.1

Imperial announces first quarter 2019 financial and operating results

•	Earnings of $293 million; cash generated from operations of $1 billion

•	$510 million returned to shareholders through share purchases and dividends

•	Second quarter dividend increased by 16 percent to 22 cents per share

	First quarter
millions of Canadian dollars, unless noted	2019	2018	Δ

Net Income (loss) (U.S. GAAP)	293	516	-223

Net Income (loss) per common share, assuming dilution (dollars)	0.38	0.62	-0.24

Capital and exploration expenditures	529	274	+255

Estimated net income in the first quarter of 2019 was $293 million, compared to net income of $516 million in the same period of 2018.

Overall upstream gross oil-equivalent production averaged 388,000 barrels per day, up from 370,000 barrels per day in the first quarter of 2018, due to improved Syncrude reliability and the restart of the Norman Wells operation. Gross production at Kearl averaged 180,000 barrels per day in the first quarter, consistent with the company’s commitment to achieve full-year production of 200,000 barrels per day in 2019. In addition, the supplemental crusher project continues on schedule and is expected to be complete by year-end, increasing annual average production to 240,000 barrels per day in 2020.

Refinery throughput averaged 383,000 barrels per day, compared to 408,000 barrels per day in the first quarter of 2018. Petroleum product sales averaged 477,000 barrels per day in the first quarter, essentially flat with the prior year. Downstream financial results were impacted by weaker industry product margins and lower refinery utilization.

“First quarter operational performance was impacted by challenges in both the upstream and downstream early in the quarter, in part due to extreme cold weather across the country. Furthermore, the Government of Alberta’s production curtailment order significantly affected financial performance, as improved upstream realizations were more than offset by reduced downstream margins,” said Rich Kruger, chairman, president and chief executive officer.

“Alberta’s mandated curtailment continues to impact crude-by-rail economics. After increasing crude-by-rail shipments to record levels in late 2018, the company discontinued shipments in February. Late in the quarter, the company resumed limited rail shipments, and will continue to evaluate future movements as economically justified,” said Kruger.

Imperial declared a second quarter dividend of 22 cents per share, an increase of 3 cents per share from the first quarter, supported by the company’s strong balance sheet and resilient cash flow. Imperial remains committed to returning cash to shareholders through the payment of a reliable and growing dividend and an ongoing share purchase program.

The volatility in crude prices over the last several months, and resulting impact on upstream and downstream margins, continue to demonstrate the value of Imperial’s balance and integration. The company’s upstream production, midstream logistics, and downstream refining and sales work together to provide resiliency across a range of market conditions.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

IMPERIAL OIL LIMITED

First quarter highlights

•	Net income of $293 million or $0.38 per share on a diluted basis, compared to a net income of $516 million or $0.62 per share in the first quarter of 2018.

•	Cash generated from operating activities was $1,003 million, up from $985 million in the first quarter of 2018.

•

Capital and exploration expenditures totalled $529 million, compared with $274 million in the first quarter of 2018. During the quarter the company announced a slowdown in the development of the Aspen project given market uncertainty stemming from the Government of Alberta’s intervention in crude markets and other industry competitiveness challenges. As a result, capital expenditures for 2019 are now expected to be in the range of $1.8 billion to $1.9 billion, down from the previous guidance of $2.3 billion to $2.4 billion.

•	Dividends paid and share purchases totalled $510 million in the first quarter of 2019, including the purchase of about 10 million shares for $361 million.

•	Production averaged 388,000 gross oil-equivalent barrels per day, up from 370,000 barrels per day in the same period of 2018.

•

Gross production of Kearl bitumen averaged 180,000 barrels per day (127,000 barrels Imperial’s share), compared to 182,000 barrels per day (129,000 barrels Imperial’s share) in the first quarter of 2018. First quarter results were affected by an extended period of extremely cold weather and related impacts on shovel performance. Imperial continues to expect annual average gross production at Kearl of 200,000 barrels per day in 2019.

•

Gross production of Cold Lake bitumen averaged 145,000 barrels per day, compared to 153,000 barrels per day in the same period of 2018. Extremely cold weather negatively impacted first quarter production.

•

The company’s share of gross production from Syncrude averaged 78,000 barrels per day, up from 65,000 barrels per day in the same period of 2018. The increase in production was primarily due to stronger asset reliability, partially offset by the impact of the Government of Alberta’s curtailment order.

•

Crude-by-rail shipments averaged 36,000 barrels per day in the first quarter, down from 146,000 barrels per day in the fourth quarter of 2018. During the first quarter, the company ramped down activity from 89,000 barrels per day in January to essentially zero in February, before resuming limited shipments in late March.

•

Refinery throughput averaged 383,000 barrels per day, compared to 408,000 barrels per day in the first quarter of 2018. Capacity utilization was 91 percent, compared to 96 percent in the first quarter of 2018. Performance was affected by several individually small reliability events, which reduced throughput by approximately 20,000 barrels per day in the quarter.

•	Petroleum product sales were 477,000 barrels per day, compared to 478,000 barrels per day in the first quarter of 2018.

•

Kearl’s autonomous haul truck program received regulatory approval from Alberta Occupational Health and Safety, granting Imperial the ability to automate its entire fleet. Plans include expanding the scope of the ongoing pilot to about 20 trucks through 2020, before making a final decision on full automation. The project is expected to drive a significant improvement in safety performance and operating cost.

•

Imperial invests in new SAIT water management program, reflecting its commitment to environmental sustainability. The company’s $1 million donation launched a new two-year diploma program at the Southern Alberta Institute of Technology (SAIT), the first of its kind in Canada. Graduates will develop skills for working global water-related issues in a wide range of industries.

•

Imperial releases comprehensive Energy and carbon summary. The report highlights the company’s efforts to responsibly develop energy for a lower-carbon future. Imperial has reduced greenhouse gas emissions intensity in its operated oil sands facilities by 20 percent between 2013 and 2017, and is developing technologies that could reduce greenhouse gas emissions intensity for future in-situ oil sands production by approximately 25 percent to 90 percent.

IMPERIAL OIL LIMITED

First quarter 2019 vs. first quarter 2018

The company’s net income for the first quarter of 2019 was $293 million or $0.38 per share on a diluted basis, compared to net income of $516 million or $0.62 per share for the same period 2018.

Upstream net income was $58 million in the first quarter, up $102 million from the same period of 2018. Improved results reflect the impact of higher Canadian crude oil realizations of about $160 million and higher Syncrude and Norman Wells volumes of about $80 million. Results were negatively impacted by higher operating expenses of about $120 million and lower Cold Lake volumes of about $50 million.

West Texas Intermediate (WTI) averaged US$54.90 per barrel in the first quarter of 2019, down from US$62.89 per barrel in the same quarter of 2018. Western Canada Select (WCS) averaged US$42.44 per barrel and US$38.67 per barrel for the same periods. The WTI / WCS differential narrowed during the first quarter of 2019 to average approximately US$12 per barrel for the quarter, compared to around US$24 per barrel in the same period of 2018.

The Canadian dollar averaged US$0.75 in the first quarter of 2019, a decrease of US$0.04 from the first quarter of 2018.

Imperial’s average Canadian dollar realizations for bitumen increased in the quarter, supported by an increase in WCS and lower diluent costs. Bitumen realizations averaged $48.85 per barrel for the first quarter of 2019, up from $35.61 per barrel in the first quarter of 2018. The company’s average Canadian dollar realizations for synthetic crude declined generally in line with WTI, adjusted for changes in exchange rates and transportation costs. Synthetic crude realizations averaged $69.34 per barrel, compared to $77.26 per barrel in the same period of 2018.

Gross production of Cold Lake bitumen averaged 145,000 barrels per day in the first quarter, compared to 153,000 barrels per day in the same period last year. Lower production was mainly due to production timing associated with steam management.

Gross production of Kearl bitumen averaged 180,000 barrels per day in the first quarter (127,000 barrels Imperial’s share), compared to 182,000 barrels per day (129,000 barrels Imperial’s share) during the first quarter of 2018.

The company’s share of gross production from Syncrude averaged 78,000 barrels per day, up from 65,000 barrels per day in the first quarter of 2018. Higher production was mainly due to reduced downtime, partially offset by impacts from the Government of Alberta’s production curtailment order.

Downstream net income was $257 million in the first quarter, compared to net income of $521 million in the first quarter of 2018. Earnings decreased mainly due to lower margins of about $180 million and the impact of refinery reliability events of about $60 million.

Refinery throughput averaged 383,000 barrels per day, compared to 408,000 barrels per day in the first quarter of 2018. Capacity utilization was 91 percent, compared to 96 percent in the first quarter of 2018. Reduced throughput was mainly due to reliability events at company facilities.

Petroleum product sales were 477,000 barrels per day, compared to 478,000 barrels per day in the first quarter of 2018.

Chemical net income was $34 million in the first quarter, compared to $73 million from the same quarter of 2018, primarily reflecting lower margins.

Corporate and other expenses were $56 million in the first quarter, compared to $34 million in the same period of 2018.

Effective January 1, 2019, Imperial adopted the Financial Accounting Standards Board’s standard, Leases (Topic 842), as amended. The adoption of the new standard increased the assets and liabilities on the company’s Consolidated balance sheet by $298 million and there was no cumulative earnings effect adjustment.

IMPERIAL OIL LIMITED

Cash flow generated from operating activities was $1,003 million in the first quarter, up from $985 million in the corresponding period in 2018, reflecting higher working capital effects, partially offset by lower earnings.

Investing activities used net cash of $463 million in the first quarter, compared with $365 million used in the same period of 2018.

Cash used in financing activities was $517 million in the first quarter, compared with $390 million used in the first quarter of 2018. Dividends paid in the first quarter of 2019 were $149 million. The per share dividend paid in the first quarter was $0.19, up from $0.16 in the same period of 2018. During the first quarter, the company, under its share purchase program, purchased about 10 million shares for $361 million, including shares purchased from Exxon Mobil Corporation.

The company’s cash balance was $1,011 million at March 31, 2019, versus $1,425 million at the end of first quarter 2018.

The company currently anticipates exercising its share purchases uniformly over the duration of the program. Purchase plans may be modified at any time without prior notice.

Key financial and operating data follow.

IMPERIAL OIL LIMITED

Forward-looking statements

Statements of future events or conditions in this release, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Forward-looking statements can be identified by words such as believe, anticipate, propose, plan, goal, target, estimate, expect, future, continue, likely, may, should, will and similar references to future periods. Disclosure related to Kearl production outlook and growth, including timing and impact of the supplemental crusher project; the impact of production curtailment regulations on crude-by-rail; commitment to dividend and share purchase program; resiliency across market conditions from integration; planned capital structure and expenditures; the autonomous haul truck program, including timing and improvements in safety and operating costs; and reductions in greenhouse gas emissions intensity from new technologies constitute forward-looking statements.

Forward-looking statements are based on the company’s current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning demand growth and energy source, supply and mix; commodity prices and foreign exchange rates; production rates, growth and mix; project plans, dates, costs, capacities and execution; production life and resource recoveries; cost savings; product sales; applicable laws and government policies; and capital and environmental expenditures could differ materially depending on a number of factors. These factors include changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products and resulting price and margin impacts; transportation for accessing markets; political or regulatory events, including changes in law or government policy, applicable royalty rates and tax laws; third party opposition to operations and projects; environmental risks inherent in oil and gas exploration and production activities; environmental regulation, including climate change and greenhouse gas regulation and changes to such regulation; currency exchange rates; availability and allocation of capital; availability and performance of third party service providers; unanticipated operational disruptions; management effectiveness; project management and schedules; response to technological developments; operational hazards and risks; cybersecurity incidents; disaster response preparedness; the ability to develop or acquire additional reserves; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial Oil Limited’s most recent annual report on Form 10-K.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

In this release all dollar amounts are expressed in Canadian dollars unless otherwise stated. This release should be read in conjunction with Imperial’s most recent Form 10-K. Note that numbers may not add due to rounding.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

Attachment I

	Three Months
millions of Canadian dollars, unless noted	2019	2018
Net Income (loss) (U.S. GAAP)
Total revenues and other income	7,982	7,934
Total expenses	7,584	7,237
Income (loss) before income taxes	398	697
Income taxes	105	181
Net income (loss)	293	516
Net income (loss) per common share (dollars)	0.38	0.62
Net income (loss) per common share - assuming dilution (dollars)	0.38	0.62

Other Financial Data
Gain (loss) on asset sales, after tax	(4)	7

Total assets at March 31	42,497	41,580

Total debt at March 31	5,174	5,201

Shareholders’ equity at March 31	24,319	24,584

Capital employed at March 31	29,521	29,806

Dividends declared on common stock
Total	147	132
Per common share (dollars)	0.19	0.16

Millions of common shares outstanding
At March 31	772.6	824.0
Average - assuming dilution	779.8	831.5

IMPERIAL OIL LIMITED

Attachment II

	Three Months
millions of Canadian dollars	2019	2018

Total cash and cash equivalents at period end	1,011	1,425

Net income (loss)	293	516
Adjustments for non-cash items:
Depreciation and depletion	390	377
(Gain) loss on asset sales	5	(10)
Deferred income taxes and other	(4)	185
Changes in operating assets and liabilities	319	(83)
Cash flows from (used in) operating activities	1,003	985

Cash flows from (used in) investing activities	(463)	(365)
Proceeds associated with asset sales	22	12

Cash flows from (used in) financing activities	(517)	(390)

IMPERIAL OIL LIMITED

Attachment III

	Three Months
millions of Canadian dollars	2019	2018

Net income (loss) (U.S. GAAP)
Upstream	58	(44)
Downstream	257	521
Chemical	34	73
Corporate and other	(56)	(34)
Net income (loss)	293	516

Revenues and other income
Upstream	3,188	2,647
Downstream	5,932	5,991
Chemical	323	377
Eliminations / Corporate and other	(1,461)	(1,081)
Revenues and other income	7,982	7,934

Purchases of crude oil and products
Upstream	1,586	1,374
Downstream	4,582	4,294
Chemical	193	202
Eliminations	(1,466)	(1,090)
Purchases of crude oil and products	4,895	4,780

Production and manufacturing expenses
Upstream	1,156	1,012
Downstream	381	368
Chemical	58	51
Eliminations	-	-
Production and manufacturing expenses	1,595	1,431

Capital and exploration expenditures
Upstream	372	206
Downstream	129	57
Chemical	17	4
Corporate and other	11	7
Capital and exploration expenditures	529	274

Exploration expenses charged to income included above	33	8

IMPERIAL OIL LIMITED

Attachment IV

Operating statistics	Three Months
	2019	2018

Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels per day)
Cold Lake	145	153
Kearl	127	129
Syncrude	78	65
Conventional	12	3
Total crude oil production	362	350
NGLs available for sale	2	1
Total crude oil and NGL production	364	351

Gross natural gas production (millions of cubic feet per day)	145	117

Gross oil-equivalent production (a)	388	370
(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)
Cold Lake	123	128
Kearl	124	125
Syncrude	69	61
Conventional	11	3
Total crude oil production	327	317
NGLs available for sale	2	1
Total crude oil and NGL production	329	318

Net natural gas production (millions of cubic feet per day)	143	116

Net oil-equivalent production (a)	353	337
(thousands of oil-equivalent barrels per day)

Cold Lake blend sales (thousands of barrels per day)	190	219
Kearl blend sales (thousands of barrels per day)	177	193
NGL sales (thousands of barrels per day)	7	5

Average realizations (Canadian dollars)
Bitumen (per barrel)	48.85	35.61
Synthetic oil (per barrel)	69.34	77.26
Conventional crude oil (per barrel)	52.11	63.70
NGL (per barrel)	34.39	43.34
Natural gas (per thousand cubic feet)	2.88	2.91

Refinery throughput (thousands of barrels per day)	383	408
Refinery capacity utilization (percent)	91	96

Petroleum product sales (thousands of barrels per day)
Gasolines	240	239
Heating, diesel and jet fuels	182	187
Heavy fuel oils	18	16
Lube oils and other products	37	36
Net petroleum products sales	477	478

Petrochemical sales (thousands of tonnes)	195	201

(a)	Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.

IMPERIAL OIL LIMITED

Attachment V

		Net income (loss) per
	Net income (loss) (U.S. GAAP)	common share - diluted (a)
	millions of Canadian dollars	Canadian dollars

2015
First Quarter	421	0.50
Second Quarter	120	0.14
Third Quarter	479	0.56
Fourth Quarter	102	0.12
Year	1,122	1.32

2016
First Quarter	(101)	(0.12)
Second Quarter	(181)	(0.21)
Third Quarter	1,003	1.18
Fourth Quarter	1,444	1.70
Year	2,165	2.55

2017
First Quarter	333	0.39
Second Quarter	(77)	(0.09)
Third Quarter	371	0.44
Fourth Quarter	(137)	(0.16)
Year	490	0.58

2018
First Quarter	516	0.62
Second Quarter	196	0.24
Third Quarter	749	0.94
Fourth Quarter	853	1.08
Year	2,314	2.86

2019
First Quarter	293	0.38

(a)	Computed using the average number of shares outstanding during each period. The sum of the four quarters may not add to the full year.